As filed with the Securities and Exchange Commission on September 9, 2025.

Registration No. 333-281357

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Amendment No. 12 to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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MEGAN HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

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Cayman Islands	0273	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS. Employer Identification Number)

B-01-07, Gateway Corporate Suites
Gateway Kiaramas
No.1, Jalan Desa Kiara
50480 Mont Kiara
Kuala Lumpur, Malaysia
+60 3 6420 1071
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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With a Copy to:
William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona L. Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 212-588-0022	Angela Dowd, Esq. Xiaoqin “Sherry” Li, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Phone: (212) 407-4000 Fax: (212) 407-4990

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 12 is being filed solely for the purpose of re-filing exhibit 23.1 to this registration statement on Form F-1 (File No. 333-281357), or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 12 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 11 to the Registration Statement filed on August 1, 2025, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our M&A provide the directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be entitled to be indemnified and held harmless out of the assets of the Company against all actions, proceedings, costs, charges, damages, expenses (including reasonable legal and/or accountancy fees), claims, losses or liabilities which he may sustain or incur by reason of any act done or omitted in or about the execution of the duties of his office or trust or otherwise in relation thereto, including any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, and no Director or person as aforementioned shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Company in the execution of the duties of his office or trust or in relation thereto provided that he acted in good faith and in a manner reasonably believed by him (in the case of a Director) to be in the best interests of the Company and provided further that his actions did not involve negligence, willful default, fraud or dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former secretary or any of our officers in respect of any matter identified in above on condition that the secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

The Underwriting Agreement, the form of which has been filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

Upon incorporation of the Company in Cayman Islands, we have share capital of US$50,000 and issued an aggregate of 1 Ordinary Share of a par value of US$0.0001 per share in the Company to Mr. Darren Hoo at par value. These shares were issued in reliance on the exemption under Section 4(a)(2) and/or Regulation S of the Securities Act.

On May 15, 2023, Mr. Darren Hoo completed the transfer of the 1 Ordinary Share to SSL for the total consideration of US$0.0001.

On July 31, 2024, the Company entered into a Share Swap Agreement with the shareholders of MMSB, namely, SSL, USSB, YHCML, ECGL, KLSB, KBSB, Malama and SJCC for the purpose of acquiring the entire issued share capital of MMSB, as part of the re-organization undertaken by the Company. As part of the terms of the Share Swap Agreement, SSL, USSB, YHCML, ECGL, KLSB, KBSB, Malama and SJCC as the shareholders of MMSB shall dispose their respective shares in MMSB, representing in aggregate 100% of the issued share capital of MMSB, to MHL and the Company shall acquire the entire issued shares in MMSB. The consideration for the share transfers was based on the net tangible assets value of MMSB as at December 31, 2023 of approximately USD 6,500,000.00 and was to be satisfied by the allotment and issuance of 14,999,999 Ordinary Shares in aggregate to SSL, USSB, YHCML, ECGL, KLSB, KBSB, Malama and SJCC, each credited as fully paid, in proportion to their respective shareholdings in MMSB. Following the completion of the Share Swap Agreement on July 31, 2024, MHL is now the holding company of MMSB. Following the completion of the Share Swap Agreement, the issued share capital of the Company is now 15,000,000 Ordinary Shares and SSL, USSB, YHCML, ECGL, KLSB, KBSB, Malama and SJCC are now collectively the shareholders of MHL.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)    Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes to file post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering

(3)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)    For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Malaysia, on September 9, 2025.

MEGAN HOLDINGS LIMITED
By:	/s/ Hoo Wei Sern
Name:	Hoo Wei Sern
Title:	Executive Director, Chairman and Chief Executive Officer (Principal Executive Officer)
By:	/s/ Kai Tie Ng
Name:	Kai Tie Ng
Title:	Chief Financial Officer (Principal Accounting and Financial Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date:	September 9, 2025	/s/ Darren Hoo
Darren Hoo Executive Director, Chairman and Chief Executive Officer (Principal executive officer)
Date:	September 9, 2025	/s/ Kai Tie Ng
Kai Tie Ng
Chief Financial Officer (Principal Accounting and Financial Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement or amendment thereto in New York, New York, United States of America on September 9, 2025.

AUTHORIZED U.S. REPRESENTATIVE
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.

EXHIBIT INDEX

Exhibit No.	Description
1.1†	Form of Underwriting Agreement
3.1†	Restated Memorandum and Articles of Association
5.1†	Opinion of Forbes Hare regarding the validity of the ordinary shares being registered
8.1†	Opinion of Enolil Loo LLP regarding certain Malaysian tax matters (included in Exhibit 99.1)
10.1†	Employment Agreement between MHL and Mr. Darren Hoo
10.2†	Employment Agreement between MHL and Mr. Kai Tie Ng
10.3†	Independent Director Offer Letter between MHL and Mr. Long Jia Kwang
10.4†	Independent Director Offer Letter between MHL and Mr. Tse Yin Sum
10.5†	Material contract between MMSB and North Cube Sdn Bhd dated June 30, 2022
10.6†	Material contract between MMSB and Pelican Prospect Sdn Bhd dated April 28, 2023
10.7†	Material contract between MMSB and Sea Sanctuary Sdn Bhd dated April 28, 2023
10.8†	Material contract between MMSB and Kheng Builders Sdn Bhd dated April 28, 2023
10.9†	Share Swap Agreement
10.10†	Loan agreement between MMSB and Maybank dated April 5, 2023.
10.11†	Independent Director Offer Letter between MHL and Ms. Lai Yee Yee
14.1†	Code of Business Conduct and Ethics of the Registrant
14.2†	Insider Trading Policy of the Registrant
14.3†	Clawback Policy of the Registrant
21.1†	List of Subsidiaries of the Registrant
23.1*	Consent of WWC, P.C.
23.2†	Consent of Forbes Hare (included in Exhibit 5.1)
23.3†	Consent of Enolil Loo LLP (included in Exhibit 99.1)
23.4†	Consent of Protégé Associates Sdn. Bhd.
99.1†	Opinion of Enolil Loo LLP
99.2†	Audit Committee Charter
99.3†	Nominating Committee Charter
99.4†	Compensation Committee Charter
99.5†	Consent of Mr. Long Jia Kwang as an independent director nominee
99.6†	Consent of Mr. Tse Yin Sum as an independent director nominee
99.7†	Consent of Lai Yee Yee as an independent director nominee
107†	Filing Fee table

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†        Previously filed

*        Filed herewith